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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



                         Date of Report:  July 29, 1997



                             REDWOOD EMPIRE BANCORP
            (Exact number of Registrant as specified in its charter)



          California                  File No. 0-19231           68-0166366
          ----------                  ----------------           ----------
(State or other jurisdiction      (Commission File Number)     (IRS Employer)
of Incorporated or organization)                             Identification No.)



111 Santa Rosa Avenue, Santa Rosa, California                95404-4905
---------------------------------------------                ----------
(Address of principal executive offices)                     (Zip Code)



   Registrant's telephone number, including area code:  (707) 545-9611
                                                        --------------




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


ITEM 5.  OTHER EVENTS

Press release for the following (article attached):


     Redwood Empire Bancorp reports second quarter 1997 financial results.












                                      SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          7-29-97
Date:  ___________________           REDWOOD EMPIRE BANCORP
                                     (Registrant)


                                          /s/ James E. Beckwith
                                     By:  ___________________________
                                          James E. Beckwith
                                          Executive Vice President and
                                          Chief Financial Officer

                         FOR:           REDWOOD EMPIRE BANCORP

                         APPROVED BY:   James Beckwith
                                        Chief Financial Officer
                                        (707) 522-5215

                         CONTACT:       Morgen-Walke Associates, Inc.
                                        John Swenson, Doug Sherk
                                        (415) 296-7383
FOR IMMEDIATE RELEASE                   Joshua Passman
---------------------                   (212) 850-5600


REDWOOD EMPIRE BANCORP REPORTS STRONG SECOND QUARTER RESULTS

SANTA ROSA, Calif. (July 29, 1997) -- Redwood Empire Bancorp (AMEX: REB) today reported significantly improved net income of $884,000, or $0.26 per share fully diluted, for its second quarter ended June 30, 1997. This compares with net income of $38,000, or a fully diluted loss per share of ($0.03), for the second quarter a year ago, and net income of $580,000 or $0.16 per share fully diluted, for the first quarter of 1997. Return on equity was 11.74% in the second quarter, compared with .47% in the same quarter a year ago and 7.74% for the first quarter of 1997.

     For the six months, net income was $1,464,000, or $0.43 per share on a fully-diluted basis. This compares with net income of $924,000, or $0.26 per share fully diluted, for the first six months of 1996.

     "With the consolidation of Allied now behind us, we are pleased to once again report a strong quarterly profit," said Tom Whitaker, Chairman of Redwood Empire Bancorp.

     Consolidated net interest income decreased 12.3% in the second quarter, compared to the same period in 1996. The decrease is due to a decline of $94.4 million in average held for sale mortgage loans outstanding. However, the net interest margin increased 54 basis points to 5.37% in the recent second quarter, compared to 4.83% in the second quarter of 1996.

     The loan loss provision was $585,000 for the quarter, versus $1,315,000 in the same period last year. Net chargeoffs were $122,000, or .03% of average portfolio loans. Nonperforming assets at June 30, 1997 were $15,690,000 or 3.54% of total assets, as compared to non-performing assets of $13,181,000, or 2.64% of total assets, as of December 31, 1996, and $15,570,000 or 3.38% of total assets as of March 31, 1997.

     The increase over 1996 year-end non-performing assets primarily relates to an increase in non accrual loans, an increase in restructured loans and an increase in other real estate owned. Non accrual loans increased $639,000, mainly as a result of repurchased mortgage loans. Restructured loans increased by $518,000, principally related to one large commercial loan. Other real estate owned increased $1,352,000 in the first six months of 1997, due to foreclosure of several related real property construction and development loans and several other single-family home loans.

     "Our new Chief Credit Officer, Deborah Kaufman, has created a credit culture whose aim is to improve and grow the Company's loan portfolio", said Mr. Whitaker.

     Due to the effect of the restructuring in the fourth quarter of 1996, second quarter non interest expenses declined $3,513,000, or 38.7% from the same quarter one year ago. Non-interest income of $2,335,000 represented a decline of $2,076,000 from the same quarter one year ago.

     Whitaker added, "Due to personnel turnover, the Company's sub prime mortgage lending unit, Allied Diversified Credit, a division of National Bank of the Redwoods, saw mortgage loan originations decline 36% in the second quarter of 1997, when compared to the first quarter. Our second half expectations for production within this business unit have been adjusted to reflect staff tenure."

     Total assets were $443 million at quarter-end. Common book value per share was $9.18. Tier 1 capital to risk-based assets was approximately 9.01% and total capital to risk-based assets was approximately 13.88% at June 30, 1997.

     Redwood Empire Bancorp is the holding company for National Bank of the Redwoods, a commercial bank. The Company operates through branches and loan production offices in various northern California locations.

     The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company's Securities and Exchange Commission filings.


                                  (Tables to follow)
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                       REDWOOD EMPIRE BANCORP AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

          (DOLLARS IN THOUSANDS EXCEPT FOR EARNINGS PER SHARE AND SHARE DATA)


                                  Three Months Ended        Six Months Ended
                                -----------------------  ---------------------
                                 June 30      June 30     June 30     June 30
                                  1997          1996        1997        1996
                                ---------     ---------  ---------   ---------
Interest income                    $9,488      $11,839     $19,226     $23,332
Interest expense                    4,157        5,757       8,806      11,751
                                ---------     ---------  ---------   ---------
Net interest income                 5,331        6,082      10,420      11,581
Provision for loan losses             585        1,315       1,170       2,830
                                ---------     ---------  ---------   ---------
Net interest income after loan
  loss provision                    4,746        4,767       9,250       8,751
Other income                        2,335        4,411       5,344       9,996
Other expense                       5,554        9,067      12,067      17,158
                                ---------     ---------  ---------   ---------
Income before taxes                 1,527          111       2,527       1,589
Income tax expense                    643           73       1,063         665
                                ---------     ---------  ---------   ---------
NET INCOME                            884           38       1,464         924
Preferred dividends                   112          112         224         224
                                ---------     ---------  ---------   ---------
Net income available for common      $772         ($74)     $1,240        $700
                                ---------     ---------  ---------   ---------
                                ---------     ---------  ---------   ---------


Earnings per common and common equivalent share:
Primary:
  Net income                         $.27        ($.03)       $.43        $.26
  Weighted average shares       2,887,000     2,713,000  2,871,000   2,731,000

Fully diluted:
  Net income                         $.26         ($.03)      $.43        $.26
  Weighted average shares       3,386,000     2,713,000  3,373,000   2,731,000



SELECTED RATIOS
Return on Average Common Equity     12.34%        (1.12%)    10.06%       5.30%
Return on Average Total Equity      11.49%          .47%      9.63%       5.75%
Return on Average Assets              .76%          .03%       .65%        .34%


                                                     SELECTED BALANCE SHEET DATA
                                                            (IN THOUSANDS)

                                                         June 30      June 30
                                                           1997         1996
                                                        ---------    ----------

Total Loans, including Mortgage Loans Held for Sale     $331,839     $417,903
Allowance for Loan Loss                                    7,548        7,034
Total Assets                                             443,444      520,993
Total Deposits                                           388,898      443,020
Equity Capital                                            31,276       32,006
Nonperforming Assets                                      15,690       10,127